EXHIBIT 10.9

EQUIPMENT LEASE AGREEMENT
Between
Trussnet Gulfstream (Dalian) Co., Ltd
And
Yunji Communications Technology (China) Co., Ltd.

ANNEX 1 LIST OF EQUIPMENTS
ANNEX 2 AMOUNT AND PAYMENT OF RENTAL

This Equipments Lease Agreement (this “Agreement”) is made on May 23, 2008 by and between:

Trussnet Gulfstream (Dalian) Co., Ltd, whose registered office is at   , Dalian, PRC (the “the Lessor”);

ON THE ONE HAND
AND

Yunji Communications Technology (China) Co. Ltd. (____________), whose registered office is at No. 18 Xihuan Nan Road, Economic and Technology Development Zone, Beijing, PRC (the “the Lessee”);

ON THE OTHER HAND

(hereinafter collectively referred to as the "Parties" and individually as a "Party").

WHEREAS:

(i)
The Lessee has entered into an Equipments Lease Agreement with CECT Chinacomm Communication Co. Ltd. (“Chinacomm”), according to which the Lessee will lease Equipments (as defined in Clause 1 below) to Chinacomm, who holds licenses for the use of 3.5G Hz spectrum in 29 major Chinese cities, to deploy, maintain and operate wireless broadband in such 29 cities (the “Project”);

(ii)	The Lessor is a wholly foreign owned enterprise which is licensed to conduct leasing business, including inter alia, telecom equipments financial leasing;

(iii)	Adhering to the principles of mutual benefit in accordance with Chinese laws and regulations, the Parties have decided to enter into this Agreement.

IT IS AGREED AS FOLLOWS:

1.	SCOPE OF EQUIPMENTS

For the purpose of this Agreement, the term “Equipments” shall include any and all materials, equipments and facilities to be leased by the Lessor to the Lessee which are necessary for the development and operation of the Project.

2.	SELECTION OF EQUIPMENTS

Before purchasing any equipment to be leased to the Lessee, the Lessor shall obtain the Lessee’s confirmation on the type, vendor, specifications, quantity, and price of the Equipments.

3.	PAYMENT

3.1	Rental

In consideration of the use of the Equipments, the Lessee shall pay rental to the Lessor (“Rental”). Such Rental shall be determined and paid in accordance with Annex 1.

3.2	Late Payment Penalty

In case of late payment of the Rental and/or any other payment obligations specified under this Agreement, the Lessee shall pay penalty to the Lessor at the interest rate of 0.1% per day of the overdue amount.

3.3	Method of Payment

Except for otherwise agreed by the Parties in writing, the Lessee shall pay the Rental and/or any other payment obligations to the Lessor by wire transfer to the bank account designated by the Lessor.

3.4	Taxes

Taxes, duties, charges and fees of any nature whatsoever in connection with this Agreement or any payment thereunder shall be paid and borne by the Parties in accordance with PRC laws and regulations.

4.	RIGHTS AND OBLIGATIONS REGARDING THE EQUIPMENTS

4.1	Delivery of the Equipments

The Lessee shall take delivery of the Equipments from the Lessor’s premise or other place designated by the Lessor, provided that the Lessee has carried out an inspection of the Equipments and signed a written statement certifying the acceptance of the Equipments.

The Lessee shall carry out such inspection within thirty (30) business days upon receipt of a notice from the Lessor. In the event that the Lessee failed to perform such inspection within the given period, the Equipments shall be deemed to have been accepted by the Lessee.

4.2	Sublease

The Lessee shall sublease the Equipments to Chinacomm or Chinacomm’s subsidiary (collectively referred to as “Chinacomm”) for Chinacomm to carry out the Project.

The Lessee shall not, during the term of this Agreement, sublease all or part of the Equipments to any other parties without the written authorization of the Lessor.

4.3	Use of the Equipments

The Lessee shall take whatever measures which are necessary with due diligence to ensure that the Equipments are used by Chinacomm for the correct functioning of the Equipments, and follows all the instructions and procedures specified in the specifications and/or manuals of the Equipments.

4.4	Alteration of the Equipments

If the Lessee or Chinacomm intends to make alterations, additions, improvements, and/or renovations onto the Equipments, it should notify the Lessor and obtain the Lessor’s approval (which should not be unreasonably withheld).

All such alterations, additions, improvement, and/or renovations should be conducted by the Lessor or contractor(s) appointed by the Lessor against payment of the related costs and service fee by the Lessee to the Lessor, which should be made in accordance with the exclusive services agreement between the Lessor and the Lessee (as specified in Clause 4.2 below).

4.5	Maintenance and Repair

In relation to the maintenance and repair of the Equipments, the Lessee shall:

(i) be responsible for the repair and maintenance of the Equipments at its own cost or at Chinacomm’s cost; and

(ii) report to the Lessor any fault occurred to the Equipments within three (3) days after the occurrence of such fault

In the event of failure of the Lessee to perform such maintenance and repair obligations, the Lessor may perform such work itself, at the expenses of the Lessee.

4.6	Risks

The Lessee shall take all necessary action to protect the Equipments from any risk of damage, impair, loss, or destroy.

The Lessee shall bear the risks in relation to the damage, impair, loss, or destroy of the Equipments, which can not be attributed to the fault of either of the Parties.

4.7	Insurance

In relation to the insurance of the Equipments, the Lessee shall procure Chinacomm to:

(i)
procure and maintain sufficient and effective insurance against all risks threatening the upkeep and conservation of the Equipments, including those of force majeure and civil liability arising from the use thereof or the use thereof vis-a-vis third parties; and

(ii)
provide a copy of the insurance policies (or any policies amending or replacing such policies in the future) and on an annual basis the receipts evidencing the payment of premiums under such insurance policies to the Lessor; and

The Lessor shall promptly provide all necessary assistance to the Lessee and Chinacomm to procure insurance for the Equipments.

4.8	Replacement of the Equipments

In case any item of the Equipments has become obsolete or scrapped due to fair wear and tear, upon its receipt of the Lessee or Chinacomm’s notification, the Lessor shall provide replacement of such item of Equipments at its own expenses.

If any item of the Equipments has become obsolete or scrapped due to improper use or unfair wear and tear, the Lessor shall provide replacement of such item of Equipments at the cost of the Lessee.

4.9	Disposal of the Equipments

Except for otherwise provided in this Agreement or authorized by the Lessor in writing, the Lessee shall not transfer, sale, gift or make any other disposal of any item of the Equipments, or create any encumbrance over the Equipments.

4.10	Vendor’s Warranty

The Lessor shall obtain on behalf of the Lessee or Chinacomm and in the Lessee or Chinacomm's name, from all vendors from whom it procures Equipments for the Project, warranties with respect to such Equipments as are reasonably and customarily provided by the vendor and/or manufacturer.

The Lessor does not warrant that any Equipment procured for the use of the Lessee or Chinacomm meets or complies with the requirements of any Laws.

5.	SERVICES IN RELATION TO THE EQUIPMENTS

5.1	Services

To ensure the performance of the Equipments, the Lessee shall sub-contract all the technical services in relation to the deployment of the Project, as specified under the Exclusive Technical Services and Management Consulting Services Agreement which are entered into by the Lessee and Chinacomm, to the Lessor (“Services”).

5.2	Service Agreement

For the purpose described in Clause 4.1, the Lessee shall enter into an exclusive service agreement with the Lessor, according to which the Lessee shall exclusively subcontract all the Services to the Lessor, against payment of service fee to the Lessor, which is to be determined in the exclusive service agreement.

5.3	Subcontract

The Lessor may delegate or subcontract the provision of any of the Services to a third party when such delegation or sub-contracting is, in its respective judgment, appropriate and necessary for the successful completion of the Services.

6.	EXCLUSIVITY

The Lessee hereby undertakes that it will not, during the Term of this Agreement, either directly or indirectly or through any other person or entity, enter into any agreement or contractual arrangement with third parties, which would compete with or contravene any matter which is covered by this Agreement, without the express written consent of the Lessor.

7.	LIMITATION OF LIABILITY

7.1	Limitation of Liability

The Lessor shall not be liable to the Lessee and/or Chinacomm for any direct or indirect loss, liability or other damages (other than those caused by gross negligence, fraud or willful misconduct), including consequential damages, arising out of the use of Equipments by the Lessee.

The lessor shall not, in its capacity of lessor, be liable to third parties for death, personal injury or damage to property caused by the Equipments.

7.2	Indemnity

In the absence of gross negligence or fraud or wilful misconduct on the part of the Lessor, the Lessee shall hold harmless and indemnify the Lessor and/or its employees from and against, any and all claims (and reasonable costs and expenses incurred while defending them) connected with the use of the Equipments by the Lessee or Chinacomm.

The Lessee shall assume the liabilities in relation to any property damage or personal injury caused by the Equipments.  In case the Lessor is hold liable by a court or arbitration body for such damage or injury, the Lessee shall reimburse the Lessor for any loss it suffered.

8.	REPRESENTATIONS AND WARRANTIES

8.1	The Lessor’s Representations and Warranties

The Lessor represents and warrants to the Lessee that:

	(i)	it is a corporation duly established under the laws of Delaware, USA and has full power and capacity to enter into this Agreement;

	(ii)	it has taken all necessary action for the corporate authorisation of its entry into this Agreement and the performance of its obligations under this Agreement;

	(iii)	the Equipments are its absolute property or in its exclusive possession authorized by the legal owner of the Equipments;

	(iv)	the Equipments are not subject to any bankruptcy, insolvency or similar proceeding which may affect the title on them or their use;

(v)
there are no unsatisfied, pending or threatened judgments, actions, suits, claims, demands or proceedings against or affecting the Lessor, the execution or performance of this Agreement by the Lessor, in any court, or before any arbitrator or any public authority;

	(vi)	the Equipments are in good condition to be used for the Project; and

	(vii)	all the information disclosed by the Lessor are true, correct, complete and set forth in a manner that is not misleading.

8.2	The Lessee’s Representations and Warranties

The Lessee represents and warrants to the Lessor that:

	(i)	it is a corporation duly established under the laws of the PRC and has full power and capacity to enter into this Agreement;

	(ii)	it has taken all necessary action for the corporate authorisation of its entry into this Agreement and the performance of its obligations under this Agreement;

(iii)
there are no unsatisfied, pending or threatened judgments, actions, suits, claims, demands or proceedings against or affecting the Lessee, the execution or performance of this Agreement by the Lessee, in any court, or before any arbitrator or any public authority;

	(iv)	its obligations under this Agreement are legally binding and enforceable pursuant to this Agreement;

	(v)	it holds valid permits or licenses required by applicable PRC laws and regulations in order to use the Equipments and carry out the Project; and

	(vi)	all the information disclosed by the Lessor are true, correct, complete and set forth in a manner that is not misleading.

8.3	Liability

If any representation made by either of the Parties under this Clause 7 proves to have been materially incorrect when made, the suffering Party shall be entitled to compensation for any related damages.

9.	THE LESSEE’S COVENANTS

9.1	Positive Covenants

During the term of this Agreement, the Lessee undertakes to the Lessor that it shall:

	(i)	keep its operation of business in accordance with good commercial practice;

(ii)
promptly after its awareness of the same, notify the Lessor in writing of the details of any involvement of it or any of its material assets into any litigation, arbitration or administrative proceedings, court enforcement or attachment, detention or other similar restrictions, or any events or situation which may give rise to the involvement into such proceedings or restrictions; within three (3) Business Days after its awareness of the same, specifying the effect or possible effect of such involvement and the measures it has taken or will take as remedy;

(iii)
comply with the applicable laws and regulations to maintain its existence and its business license and to avoid any material adverse effect on (a) its business, operations, property, condition (financial or otherwise) or prospects; (b) its ability to perform its obligations hereunder; or (c) the validity or enforceability of this Agreement;

	(iv)	use or procure Chinacomm to use the Equipments in compliance with environmental law and other applicable laws;

	(v)	comply and procure Chinacomm to comply with all legal obligations relating to the health and safety of employees who carrying out work on the Equipments; and

	(vi)	protect the Lessor's property rights in the Equipments against the Lessee's trustee in bankruptcy and creditors.

9.2	Negative Covenants

Without written consent from the Lessor, the Lessee shall not:

	(i)	directly or indirectly engage in any business beyond the scope of business permitted in its business license;

	(ii)	proceed in liquidation, bankruptcy, dissolution, winding-up or other similar legal proceedings;

	(iii)	take any action that may result in any authority taking action which could be detrimental to the Lessor, or could have any adverse effect on the Equipments; and

	(iv)	change its scope or general nature of business or modify its articles of association;

	(v)	enter into any amalgamation, demerger, merger or corporate reconstruction;

	(vi)	lease, transfer, assign or sale any of its material assets; and

	(vii)	create or permit to subsist any encumbrance over any of its material assets.

10.	TRANSFER OF PROPERTY

Subject to PRC law, the ownership of the Equipments shall be transferred to the Lessee at the time of delivery.  As a security against the full payment of Rental, the Lessee shall provide all the Equipments as collaterals to the Lessor.

The mortgage of part of the Equipments of which the purchase price amounts to USD50,000,000 shall be released upon the Initial Public Offering in a stock exchange of the Lessee.

11.	ASSIGNMENT

A Party may assign its rights and/or obligations under this Agreement in part or in whole to a third party only with the prior consent of the other Party.

Notwithstanding the above, an assignment to a third party that controls, is controlled by, is under common control with, or is the legal successor of the assigning Party shall not require such consent.  Specifically, the Lessor may assign its rights and/or obligations under this Agreement to its direct or indirect affiliate company established or to be established in the PRC.

12.	TERM

12.1	Term of this Agreement

This Agreement shall come into force upon signing, and shall continue and remain valid for thirty (30) years (“Term”) unless otherwise extended or terminated in accordance with this Agreement.

12.2	Extension of the Term

The Term shall be automatically extended for additional ten (10) year period(s), at the Lessor’s sole discretion, subject to sixty (60) days prior notice served by the Lessor to the Lessee before the expiry of the Term.

12.3	Expiry of the Term

Upon expiry of the Term, the Lessee shall return the Equipments to the Lessor at the location indicated by the Lessor, in good condition and without damage other than normal wear and tear. The Lessee shall be responsible for all expenses incurred by the said return.

13.	TERMINATION

13.1	Termination by the Lessor

Each of the following events shall constitute an “Event of Default” of the Lessee under this Agreement:

(i)
the Lessee fails to pay the Rental (or any part thereof) or any payment obligation in accordance with the terms hereof, and such failure is not remedied within 90 days following the delivery of written notice thereof to the Lessee of such failure; or

(ii)
the Lessee becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, or if any act is done or event occurs which under the PRC laws has a similar effect to any of these acts or events.

Lessor may elect to terminate this Agreement by giving a thirty (30)-day prior notice, upon the occurrence of an Event of Default.

Such termination being without prejudice to the Lessor's right under this Agreement or applicable laws to indemnification or compensation for damages suffered as a result of such material breach.

13.2	Termination by the Lessee

The Lessee hereby acknowledges that the Equipments are specifically purchased for the use of Chinacomm as required by the Lessee, and termination of this Agreement will cause inestimable losses to the Lessor. Unless the Lessor or Gulfstream Capital Partners Ltd. (the Lessor’s affiliate) fails to pay the Subscription Price in accordance with the Share Subscription and Shareholders Agreement for the subscription of 49% of shares of Chinacomm Limited by the Lessor or Gulfstream Capital Partners Ltd., the Lessee shall not terminate this Agreement during the Term for whatever reasons.

13.3	Consequences of Early Termination

Where this Agreement is terminated by the Lessor in accordance with Clause 12.1 above, the Lessee shall:

(i) pay all the Rental due until the date of termination of this Agreement and penalty for late payment (if any);

(ii)
pay penalty to the Lessor for the early termination, the amount of which shall be equal to the amount of Rental calculated from the Termination Date until twenty (20) years following such date, or the expiry date of this Agreement, which ever is the earlier; and

(iii)
return all of the Equipments to the Lessor within ten (10) days after the Termination Date, in good state of repair and upkeep, and bear any and all expenses in relation to the removal and delivery of the Equipments. Failure of the Lessee to return the Equipments in the given time period shall entitle the Lessor to withdraw the Equipments by itself and the Lessee shall indemnify the Lessor any costs incurred thereof.

14.	CONFIDENTIALITY

14.1	Scope of Confidentiality

Each Party shall not disclose, during the term of this Agreement and for a period of three (3) years after termination thereof, and shall take all necessary measures to avoid the disclosure to any third party of any and all information concerning the other Party, and notably its business, products, technology or clients, as well as information regarding this Agreement, including but not limited to, the existence of this Agreement and the business contemplated under the Agreement ("Confidential Information").

14.2	Permitted Disclosure

Either Party may disclose Confidential Information to its own employees and/or consultants, but only to the extent such disclosure is strictly necessary for the negotiation or performance of this Agreement.

Furthermore, either Party may disclose Confidential Information either (i) with the written consent of the other Party, (ii) to its agent, legal or financial advisor bound by a duty of confidentiality, (iii) obtained though other means than breach of this obligation of confidentiality; or (iv) pursuant to the order or requirement of a court, administrative agency, or regulatory body.

15.	GOVERNING LAW AND DISPUTE SETTLEMENT

15.1	Governing Law

This Agreement shall be governed and construed by the published and publicly available laws and regulations of the PRC.

15.2	Dispute settlement

Any dispute arising from or related to this Agreement shall firstly be resolved through consultation by both parties based on the spirit of mutual understandings and friendly cooperation.

On the occurrence of a specific dispute, either party may notify the other party in writing of the existence of the dispute and its contents.  If the dispute cannot be resolved through consultation within ninety (90) days of the issuance of the notice, either party may terminate the consultation and refer the dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration.

The arbitration shall be conducted in accordance with CIETAC's arbitration rules in effect at the time of applying for arbitration. The arbitration tribunal shall consist of three (3) members.  The arbitral award shall be final and binding upon the Parties.  The arbitration proceedings shall be held in Beijing.

16.	MISCELLANEOUS PROVISIONS

16.1	Amendments

No modification, amendment, or other change to the Agreement or any of its Annexes will be binding on any Party unless it is made in writing and signed by both Parties.

The Parties may amend this Agreement after the execution of this Agreement to satisfy the requirements of relevant PRC law.

16.2	Severability

If any provision of this Agreement or any part of an Annex shall be held or adjudged illegal, invalid or unenforceable, such provision shall not affect this Agreement or the Annex as a whole or the legality or binding effect of other provisions.

16.3	Non-waiver

No failure to exercise and no delay in exercising, on the part of either Party, of any right, power or the privilege under this Agreement nor any single or partial exercise thereof, or the exercise of any other right, power or privilege shall operate as a waiver thereof.  No waiver by any Party of any of its respective rights or obligations under this Agreement shall be effective unless it is in writing.

16.4	Entire Agreement

This Agreement and the Annexes hereto constitute the entire agreement between the Parties and supersede all prior discussions, negotiations and agreements.  The Annexes form an integral part hereof and have the same legal effect as this Agreement.  If there is any inconsistency between the provisions of this Agreement and any of the Annexes, the provisions of this Agreement shall prevail to the extent of such inconsistency.

16.5	Notices and Communications
	(i)	Any notice required to be given under this Agreement shall be in writing and may be given by personal delivery, or delivery through courier or facsimile transmission as follows:
		The Lessor:	to the attention of ☐ ☐
Address: ☐ ☐
Telephone number: ☐ ☐
Fax number: ☐ ☐
		The Lessee:	to the attention of ☐ ☐
Address: ☐ ☐
Telephone number: ☐ ☐
Fax number: ☐ ☐

(ii)
All notices and communications under this Agreement shall be deemed to be duly given or made (a) in the case of communication by letter when delivered by hand, international courier or by registered mail or (b) in the case of communication by fax when transmitted properly to such fax number.

	(iii)	A notice or other communication received on a non-working day or after business hours of the receiving Party shall be deemed to be served on the next following working day.

16.6	Language

This Agreement shall be written in English and Chinese. Both Chinese and English versions shall have the same legal effect.

16.7	Execution

Each language version of this Agreement has eight duplicates, and is executed on the date first written above by the authorized representatives of the parties.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement.

Trussnet Gulfstream (Dalian) Co., Ltd. :

Signature:

Name:	Colin Tay

Title:	Executive Director

Yunji Communications Technology (China) Co. Ltd.
:
Signature:

Name:	Qiu Ping

Title:	Co-President

ANNEX 1

AMOUNT AND PAYMENT OF RENTAL

1.	The Lessor agrees that the Equipments of which the total value of the purchase price amounts to USD50,000,000 shall be leased to the Lessee without any charge.

2.
The Rental for the Equipments which are purchase outside the USD50,000,000 expenditure shall be calculated in the method to be decided by the Parties, the pricing of which shall not be lower than the market price for financial leasing.

3.	The Rental shall be paid monthly to the bank account of the Lessee within ten (10) business days following the end of each month.